UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2006

CMGI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2006, ModusLink Corporation (“ModusLink”), a subsidiary of CMGI, Inc. (the “Company”), entered into an employment letter agreement (the “Letter Agreement”) with Mark J. Kelly, pursuant to which Mr. Kelly became President of the Americas Business Unit of ModusLink. Prior to this appointment, Mr. Kelly served ModusLink as Senior Vice President, Operations, Americas Business Unit. Mr. Kelly replaces Daniel F. Beck, who left ModusLink to pursue other opportunities.

The Letter Agreement provides for an annualized base salary of $250,000. Mr. Kelly will also be eligible to participate in the incentive compensation plans for executive officers established by the Compensation Committee of the Board of Directors of the Company on October 6, 2005. The Letter Agreement also provides that Mr. Kelly shall be eligible to receive a bonus (the “Bonus”) for the remainder of fiscal year 2006 based on a target annualized bonus equal to 60% of Mr. Kelly’s base salary earned during the remainder of fiscal year 2006. Mr. Kelly’s bonus relating to the earlier part of fiscal year 2006 will remain targeted at 30% of his prior base salary. The payment of the Bonus is subject to ModusLink’s and the Company’s achievement of fiscal year 2006 business objectives pursuant to the Company’s FY2006 Executive Management Incentive Plan.

Pursuant to the Letter Agreement, Mr. Kelly was also granted a stock option to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq National Market on April 17, 2006. The Letter Agreement also provides that Mr. Kelly will receive relocation assistance.

The Letter Agreement also provides that in the event Mr. Kelly’s employment with ModusLink is terminated by ModusLink other than for cause (as defined in the Letter Agreement), he shall be entitled to continue to receive his base salary for the 12 month period following the date of termination. Any payment of severance benefits will be conditioned upon Mr. Kelly’s execution of ModusLink’s standard form of general release.

The foregoing description is subject to, and qualified in its entirety by, the Letter Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 17, 2006, the Board of Directors of the Company, following a recommendation by the Nominating and Corporate Governance Committee of the Board, elected Thomas H. Johnson to the Board of Directors as a Class III Director, filling the vacancy created by the resignation of Jonathan A. Kraft in August 2005. Mr. Johnson has also been elected to the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors. There are no arrangements or understandings between Mr. Johnson and any other persons pursuant to which Mr. Johnson was selected as a director, and there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Johnson has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K.

Also on April 17, 2006, the Board of Directors of the Company, following a recommendation by the Nominating and Corporate Governance Committee of the Board, elected Edward E. Lucente to the Board of Directors as a Class II Director, filling a newly created vacancy. Mr. Lucente has also been elected to the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors. There are no arrangements or understandings between Mr. Lucente and any other persons pursuant to which Mr. Lucente was selected as a director, and there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Lucente has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K.

A press release dated April 18, 2006 announcing Messrs. Johnson’s and Lucente’s election to the Board of Directors is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated April 17, 2006, by and between Mark J. Kelly and ModusLink Corporation.
99.1	Press Release of the Registrant, dated April 18, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.
Date: April 21, 2006

	By:	/s/ Thomas Oberdorf
Thomas Oberdorf Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated April 17, 2006, by and between Mark J. Kelly and ModusLink Corporation.
99.1	Press Release of the Registrant, dated April 18, 2006.